EXHIBIT 23.2

July 14, 2008

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Pure Transit Technologies, Inc. 2008 Non-Qualified Stock Compensation Plan, of our report dated March 31, 2008, with respect to our audit of the financial statements of Pure Transit Technologies, Inc. included in its Annual Report of Form 10-KSB as of June 30, 2007 and for the year then ended, filed with the Securities and Exchange Commission.

/s/ Weaver & Martin, LLC
Weaver & Martin, LLC

Kansas City, Missouri